Capital Markets Advisory Agreement

This Capital Market Advisory Agreement (the “Agreement") shall confirm the engagement of Taglich Brothers, Inc. (“Taglich”) by Air Industries (the “Company”) for the purpose of providing, on a non-exclusive basis, business advisory services (the “Services”) as set forth below in consideration for the fees and compensation described hereinafter:

1.
Services. Subject to the terms and conditions of this Agreement, Taglich will use its best efforts to furnish ongoing business advisory services as the Company may from time to time reasonably request.  The Services may include, without limitation, the following

a)	Identify and evaluate financial transactions; including potential acquisitions and/or mergers.
b)	Guide the Company in their message to the Investment Community.
c)	Introduction to Brokers and/or Investors that Taglich feel would be accretive to the Company’s goals.
d)	Hold weekly strategy calls with the Company.
e)	Set up Investor road shows in various cities.
f)	Aid in sponsorship to targeted micro-cap conferences.

2.
Term. The term of this Agreement shall be for a twelve (12) months period beginning on January 1, 2014. After such twelve (12) month period, this agreement shall automatically be extend for a twelve (12) month period, unless the Company provides thirty (30) days prior written notice to Taglich that the Company does not wish to extend the term for a twelve (12) month period.  Such extension shall be at the same Monthly Advisory Fee described in paragraph 3 below.

3.
Fees and Expenses. As compensation for the Services provided by Taglich, the Company will pay a Monthly Advisory Fee of Seven Thousand Dollars ($7,000) per month (“Monthly Advisory Fee”).  The first month’s advisory fee shall be paid to Taglich on January 15, 2014 (the “Effective Date”) and thereafter no later than the fifteenth (15th) day of each month after the Effective Date during the Term of this Agreement. The Company agrees to reimburse Taglich for any reasonable out of pocket expenses.

4.
Additional Compensation. The Company shall issue to Taglich Brothers CMA 10,000 warrants with a strike price of $8.72 and vesting quarterly over a twelve-month period beginning three months after the effective date.

5.
Representations and Covenants. The Company recognized that Taglich now renders and may continue to render financial consulting, management, investment banking and other services to other companies that may or may not conduct business and activities similar to those of the Company.  Taglich shall be free to render such advice and other services and the Company hereby consents thereto.  Taglich shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of it time and attention as it deems reasonable or necessary to fulfill its obligation hereunder.

6.
Indemnification.   The Company and Taglich agree to indemnify the other party to the extent of and in accordance with the provisions of Schedule A hereto, which is incorporated by reference herein and made a part hereof and shall survive the termination, expiration or supersession of this Agreement.

7.
Acknowledgement. The Company understands and acknowledges that Taglich Brothers and its affiliates (collectively “Taglich”), provide investment banking, securities trading, financing, and financial advisory services and other commercial and investment banking products and services to a wide range of institutions and individuals.  In the ordinary course of business, Taglich and certain of its employees, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, a party that may be involved in the matters contemplated by this Agreement.  The holder of such securities, financial instruments and/or investments may and will exercise all voting and other rights in respect thereof, in its sole discretion. The Company also understands and acknowledges that Taglich is being engaged hereunder as an independent contractor to provide the services described above solely to the Company, and that Taglich is not acting as a fiduciary of the Company, any subsidiary or affiliate of the Company (including the Company’s security holders) or creditors of the Company or any other persons in connection with this engagement.

8.
Limitation on Services.  Taglich shall not be obligated to provide advice or perform services to the Company that are not specifically addressed in this Agreement.  The Company hereby acknowledges that Taglich is not a fiduciary of the Company and that Taglich makes no representations or warranties regarding the Company’s ability to secure financing, whether now or in the future.  The obligations of Taglich described in this Agreement consist solely of commercially reasonable best efforts services to the Company, and in no event shall Taglich be required to act as the agent of the Company or to provide legal or accounting services.  All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by Taglich hereunder, shall be those of the Company or such affiliates, and Taglich shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

9.
Governing Law.   This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws principles or rules.  If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree to submit the dispute to binding and non-appealable arbitration in a venue located in New York, NY in accordance with the rules of the American Arbitration Association (“AAA”).  The prevailing party shall be reimbursed by the non-prevailing party for all reasonable attorney's fees and costs (including all arbitration costs) incurred by the prevailing party in resolving such dispute.  Any award rendered in arbitration may be enforced in any court of competent jurisdiction.  Notwithstanding the foregoing, any action by either Taglich or the Company to obtain specific performance of any provision of this Agreement by the other party may be brought in any appropriate judicial forum.

10.
Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and authorized assigns.  Any attempt by either party to assign (other than by operation of law pursuant to a merger) any rights, duties or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

11.
Notices. Any notice given pursuant to this Agreement shall be in writing and shall be effective immediately upon hand delivery or upon confirmation of delivery by mail, facsimile or e-mail.  Notices under this agreement shall be sent to the following:

12.	If to Taglich:

Taglich Brother, Inc.
790 New York Avenue, Suite 209
Huntington, NY 11743
Attention: Richard Oh
Email: ohr@taglichbrothers.com
Fax: 631-757-1500

If to the Company:

Air Industries Group, Inc.
1479 North Clinton Avenue
Bay Shore, NY  11706
Attn: Peter D. Rettaliata
Email: peter.rettaliata@airindmc.com
Fax: 631-206-9152

13.
Entire Agreement; Severability.  This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein.  No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.  In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

14.
Survival.  The parties acknowledge that certain provisions of this Agreement must survive any termination or expiration thereof in order to be fair and equitable to the party to whom any promise or duty to perform is owed under such provision prior to such termination or expiration of the Agreement.  Therefore, the parties agree that Sections 3, 4, 5, 6, and 9 shall survive the termination or expiration of this Agreement for the period required to meet and satisfy any obligations and promises arising therein and thereunder.

15.	Headings. The headings contained herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

16.
Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  This Agreement may be executed by signatures delivered by facsimile transmission or electronic mail (e-mail) attachment.

If the foregoing correctly sets forth our understanding with respect to the subject matter hereto, please confirm the same by executing and returning to us the duplicate copy of this Agreement.

Very truly yours,

TAGLICH BROTHERS, INC.

/s/ Richard Oh
By: Richard Oh
Its: Managing Director

AGREED AND ACCEPTED TO:
Air Industries Group, Inc.

/s/ Peter D. Rettaliata
By: Peter D. Rettaliata
Its: President and CEO

SCHEDULE A TO AGREEMENT

INDEMNIFICATION

(a)           In connection with the Company’s engagement of Taglich Brothers, Inc. (“Taglich”) as its capital markets advisor, the Company hereby agrees to indemnify and hold harmless Taglich and its affiliates, and the respective controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities and Exchange Act of 1934, as amended) directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them to a third party, including the reasonable fees and expenses of counsel (collectively a “Claim”), which are  related to or arise out of any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, and the Company shall reimburse any Indemnified Person, not to exceed the amount of fees actually paid to Taglich by the Company, for all reasonable, out of pocket expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.  The Company will not, however, be responsible for any Claim, which is finally judicially determined to have resulted from the gross negligence, willful misconduct, dishonesty or fraud of any Indemnified Person.  The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of Taglich except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

(b)           The Company further agrees that it will not, without the prior written consent of Taglich, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim) ( collectively, a “Settlement”), unless such Settlement compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim. No Indemnified Person shall enter into a Settlement without the prior written consent of the Company.

(c)           Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses.  If the Company so elects, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the reasonable fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel.  Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert cross claims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefore, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.  In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefore at his, her or its own expense.

(d)           The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason (other than by reason of the last sentence of subsection (a)) then (whether or not Taglich is the Indemnified Person), the Company and Taglich shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Taglich on the other, in connection with Taglich’s engagement referred to above, subject to the limitation that in no event shall the amount of Taglich or the Company’s contribution to such Claim exceed the amount of fees actually received by Taglich from the Company or paid to Taglich by the Company pursuant to this Agreement.

(e)           The Company’s indemnity, reimbursement and contribution obligations under this Agreement) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

(f)           The Company understands that Taglich shall not have any obligation hereunder to purchase any of the Securities or to provide financing of any kind to the Company.